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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): December 15, 1999
                                                  -----------------




                                  Hauser, Inc.
                                  ------------
             (Exact name of registrant as specified in its charter)



         Delaware                         0-17174               84-0926801
         --------                         -------               ----------
(State or other jurisdiction         (Commission File          (IRS Employer
     of incorporation)                    Number)            Identification No.)



5555 Airport Boulevard
Boulder, Colorado                                                    80301
----------------------                                             ----------
(Address of principal executive offices)                           (Zip Code)




Registrant's telephone number, including area code: (303) 443-4662
                                                    --------------



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Item 5. Other Events
        ------------

     In connection with the merger of three newly created, wholly owned subsidiaries of Hauser, Inc. (the "Company") with and into each of Botanicals International Extracts, Inc. (f/k/a Zuellig Botanical Extracts, Inc.), a wholly owned subsidiary of Zuellig Botanicals, Inc. ("ZBI"), ZetaPharm, Inc., a wholly owned subsidiary of Zuellig Group N.A., Inc. ("ZGNA") and Wilcox Natural Products, Inc. (f/k/a/ Wilcox Drug Company, Inc.), a wholly owned subsidiary of ZGNA, 270,770 shares of common stock of the Company beneficially owned by ZGNA (the "ZGNA Escrow Shares") and 330,941 shares of common stock of the Company beneficially owned by ZBI (the "ZBI Escrow Shares", with the ZGNA Escrow Shares, the "Escrow Shares") were placed in escrow pursuant to an Escrow Agreement, dated June 11, 1999, between the Company, ZGNA, ZBI and American Securities Transfer & Trust, Inc., as escrow agent (the "Escrow Agreement"). As set forth in the Escrow Agreement, upon the Company's sale of all or substantially all of its paclitaxel assets for an amount in excess of $3,000,000 prior to October 31, 1999, certain of the Escrow Shares will be returned to the Company to be canceled. In February 1999, the Company signed a purchase agreement for the sale of its paclitaxel inventory as part of its planned exit from the paclitaxel business. As a result of such sale, 143,437 ZGNA Escrow Shares have been returned to the Company and canceled and 178,488 ZBI Escrow Shares have been returned to the Company and canceled.

     As of January 12, 2000, ZGNA beneficially owned 988,471 shares of the 4,861,860 shares of outstanding common stock of the Company and ZBI beneficially owned 1,204,955 shares of the 4,861,860 shares of outstanding common stock of the Company.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        Hauser, Inc.


Dated: January 13, 2000                 By: /s/ Ralph Heimann
                                            ------------------------------
                                        Name:  Ralph Heimann
                                        Title: Secretary


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